Exhibit 99

News Release

FOR IMMEDIATE RELEASE	Media contact:
February 8, 2019	Bob Varettoni
917.734.4156
robert.a.varettoni@verizon.com

Hans Vestberg elected Verizon chairman;

Clarence Otis to succeed M. Frances Keeth as lead director

NEW YORK – The Board of Directors of Verizon Communications Inc. (NYSE, Nasdaq: VZ) has elected CEO Hans E. Vestberg as chairman, effective March 8, 2019. Lowell C. McAdam is retiring as Verizon’s chairman on that date and will remain on the Board until the company’s annual meeting of shareholders on May 2, 2019.

In addition, the Board elected Clarence Otis, Jr., as lead director, effective March 8, 2019. Otis will succeed M. Frances Keeth, who is retiring from the Board in May in accordance with the Board’s mandatory retirement policy.

Keeth said, “I’m honored to have been lead director of Verizon’s Board. With the approach of my planned retirement from these duties, this is the culmination of a succession planning process that – with Hans as chairman and Clarence as lead director – best positions Verizon for continued leadership in the 5G era.”

Otis has served on Verizon’s Board since 2006. He is the former chairman and chief executive officer of Darden Restaurants, Inc., the largest company-owned and operated full-service restaurant company in the world.

Vestberg has been CEO since Aug. 1, 2018, with responsibility for all business operations at Verizon, including the strategic direction of the company. He has served on Verizon’s Board since June 2018. Vestberg joined Verizon in April 2017 as executive vice president of Network and Technology and chief technology officer, after having served as president and CEO of Ericsson from 2010 to 2016.

Another Verizon Board member – Richard L. Carrion – has informed the company that he will not stand for re-election when his term expires at the company’s annual meeting. He has served on the Board since Verizon’s founding in 2000 and before that was on the board of predecessor companies.

Keeth said, “Our Board thanks Richard for his many years of service.” She added, “We also owe a great debt of gratitude to Lowell for the legacy he is leaving to Verizon customers, employees and shareholders.”

McAdam had been Verizon’s CEO since August 2011 and chairman since January 2012. He retired as CEO effective Aug. 1, 2018, and at year-end became non-executive chairman.

McAdam is one of the architects of today’s global wireless industry, having built wireless businesses on three continents since the technology’s development in the 1980s. Under his leadership as CEO, Verizon took over complete ownership of Verizon Wireless by purchasing Vodafone’s 45 percent stake, positioning Verizon for a new phase of wireless growth. He also led the company’s push into growth markets in the Internet of Things and digital media.

Verizon currently has 12 Board members.

Verizon Communications Inc. (NYSE, Nasdaq: VZ), headquartered in New York City, generated revenues of $130.9 billion in 2018. The company operates America’s most reliable wireless network and the nation’s premier all-fiber network, and delivers integrated solutions to businesses worldwide. With brands like Yahoo, TechCrunch and HuffPost, the company’s media group helps consumers stay informed and entertained, communicate and transact, while creating new ways for advertisers and partners to connect. Verizon’s corporate responsibility prioritizes the environmental, social and governance issues most relevant to its business and impact to society.

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